              CERTIFICATE OF DESIGNATION OF THE RELATIVE RIGHTS AND
                                   PREFERENCES
                                     OF THE
                      SERIES J CONVERTIBLE PREFERRED STOCK
                                       OF
                               ESYNCH CORPORATION

          The undersigned, the Chief Executive Officer of eSynch Corporation, a Delaware corporation (the "Company"), in accordance with the provisions of the Delaware General Corporation Law, does hereby certify that, pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Company, the following resolution creating a series of Series J Convertible Preferred Stock, was duly adopted on July 23, 1999:

          RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Company by provisions of the Restated Certificate of Incorporation of the Company (the "Certificate of Incorporation"), there hereby is created out of the shares of Preferred Stock, par value $.001 per share, of the Company authorized in Article IV of the Certificate of Incorporation (the "Preferred Stock,"), a series of Preferred Stock of the Company, to be named "Series J Convertible Preferred Stock," consisting of Two Hundred Fifty (250) shares, which series shall have the following designations, powers, preferences and relative and other special rights and the following qualifications, limitations and restrictions:

          1. Designation and Rank. The designation of such series of the Preferred Stock shall be the Series J Convertible Preferred Stock, par value $.001 per share (the "Series J Convertible Preferred Stock"). The maximum number of shares of Series J Convertible Preferred Stock shall be 250 Shares. The Series J Convertible Preferred Stock shall have a liquidation preference of $10,000 per share. The Series J Convertible Preferred Stock shall rank (i) prior to the common stock, par value $.001 per share (the "Common Stock"), and to all other classes and series of equity securities of the Company which by its terms does not rank senior to the Series J Preferred Stock ("Junior Stock"), (ii) on parity with the Series I Preferred Stock and with any class and series of equity securities which by its terms shall rank on parity with the Series J Preferred Stock, and (iii) junior to any class or series of equity securities which by its terms shall rank senior to the Series J Preferred Stock. The Series J Convertible Preferred Stock shall be subordinate to and rank junior to all indebtedness of the Company now or hereafter outstanding.

          2.        Dividends.

                    (a) Payment of Dividends. The holders of record of shares of Series J Convertible Preferred Stock shall be entitled to receive, out of any assets at the time legally available therefor and when and as declared by the Board of Directors, dividends at the rate of seven percent (7%) of the stated Liquidation Preference Amount (as defined below) per share per annum (the "Dividend Payment"), and no more, payable at the option of the Company in cash or in shares of Common Stock in an amount equal to the quotient of (i) the Dividend Payment divided by (ii) the Conversion Price (as defined in Section 5(d) below). In the case of shares of Series J Preferred Stock outstanding for less than a frill year, dividends shall be pro rated based on the portion of each year during which such shares are outstanding. Such dividends on the Series J Preferred Stock shall be cumulative, shall accrue and be payable only at conversion of the Series J Preferred Stock into shares of Common Stock and shall accrue until the Mandatory Conversion Date (as defined in Section 5(c)(ii) without regard to Section 5(c)(ii)(x)(A)). Such dividends on the Series J Preferred Stock are prior and in preference to any declaration or payment of any distribution (as defined below) on any outstanding shares of Common Stock or any other equity securities of the Company ranking junior to the Series J Preferred Stock as to the payment of dividends. Such dividends shall accrue on each share of Series J Preferred Stock from day to day from the date of initial issuance thereof whether or not earned or declared so that if such dividends with respect to any previous dividend period at the rate provided for herein have not been paid on, or declared and set apart for, all shares of Series J Preferred Stock at the time outstanding, the deficiency shall be fully paid on, or declared and set apart for, such shares on a pro rata basis with all other equity securities of the Company ranking on a parity with the Series J Preferred Stock as to the payment of dividends before any distribution shall be paid on, or declared and set apart for Common Stock or any other equity securities of the Company ranking junior to the Series J Preferred Stock as to the payment of dividends.

                   (b) So long as any shares of Series J Preferred Stock are outstanding, the Company shall not declare, pay or set apart for payment any dividend or make any distribution on any Junior Stock (other than dividends or distributions payable in additional shares of Junior Stock), unless at the time of such dividend or distribution the Company shall have paid all accrued and unpaid dividends on the outstanding shares of Series J Preferred Stock.

                   (c) In the event of a dissolution, liquidation or winding up of the Company pursuant to Section 4, all accrued and unpaid dividends on the Series J Preferred Stock shall be payable on the day immediately preceding the date of payment of the preferential amount to the holders of Series J Preferred Stock. In the event of (i) a mandatory redemption pursuant to Section 9 or (ii) a redemption upon the occurrence of a Major Transaction (as defined in Section 8(c)) or a Triggering Event (as defined in Section 8(d)) or at the election of the Company pursuant to Section 8, all accrued and unpaid dividends on the Series J Preferred Stock shall be payable on the day immediately preceding the date of such redemption. In the event of a voluntary conversion pursuant to
Section 5(a), all accrued and unpaid dividends on the Series J Preferred Stock being converted shall be payable on the day immediately preceding the Voluntary Conversion Date (as defined in Section 5(b)(i)) and in the event of a mandatory conversion pursuant to Section 5(c), all accrued and unpaid dividends on the Series J Preferred Stock being converted shall be payable on the day immediately preceding the Mandatory Conversion Date.

                   (d) For purposes hereof, unless the context otherwise requires, "distribution" shall mean the transfer of cash or property without consideration, whether by way of dividend or otherwise, payable other than in shares of Common Stock or other equity securities of the Company, or the purchase or redemption of shares of the Company (other than redemptions set forth in Paragraph 8 below or repurchases of Common Stock held by employees or consultants of the Corporation upon termination of their employment or services pursuant to agreements providing for such repurchase or upon the cashless exercise of options held by employees or consultants) for cash or property.

          3.        Voting Rights

                   (a) Class Voting Rights. The Series J Convertible Preferred Stock shall have the following class voting rights (in addition to the voting rights set forth in Section 3(b) hereof). So long as any shares of the Series J Convertible Preferred Stock remain outstanding, the Company shall not, without the affirmative vote or consent of the holders of at least three-quarters (3/4) of the shares of the Series J Convertible Preferred Stock outstanding at the time, given in person or by proxy, either an writing or at a meeting, in which the holders of the Series J Convertible Preferred Stock vote separately as class: (i) authorize, create, issue or increase the authorized or issued amount of any class or series of stock, including but not limited to the issuance of any more shares of previously authorized Common Stock or Preferred Stock, ranking prior to the Series J Convertible Preferred Stock, with respect to the distribution of assets on liquidation, dissolution or winding up; (ii) amend, alter or repeal the provisions of the Series J Convertible Preferred Stock, whether by merger, consolidation or otherwise, so as to adversely affect any right, preference, privilege or voting power of the Series J Convertible Preferred Stock; provided, however, that any creation and issuance of another series of Junior Stock shall not be deemed to adversely affect such rights, preferences, privileges or voting powers; (iii) repurchase, redeem or pay dividends on, shares of the Company's Junior Stock; (iv) amend the Certificate of Incorporation or By-Laws of the Company so as to affect materially and adversely any right, preference, privilege or voting power of the Series J Convertible Preferred Stock; provided however, that any creation and issuance of another series of Junior Stock or any other class or series of equity securities which by its terms shall rank on parity with the Series J Convertible Preferred Stock shall not be deemed to materially and adversely affect such rights, preferences privileges or voting powers; (v) effect any distribution with respect to Junior Stock; or (vi) reclassify the Company's outstanding securities.

                   (b) General Voting Rights. Except with respect to transactions upon which the Series J Convertible Preferred Stock shall be entitled to vote separately as a class pursuant to Section 3(a) above and except as otherwise required by Delaware law, the Series J Convertible Preferred Stock shall have no voting rights. The Common Stock into which the Series J Convertible Preferred Stock is convertible shall, upon issuance, have all of the same voting rights as other issued and outstanding Common Stock of the Company.

          4.        Liquidation Preference.

                   (a) In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Company, the holders of shares of the Series J Convertible Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Company whether such assets are capital or surplus of any nature, an amount equal to $10,000 per share (the "Liquidation Preference Amount") of the Series J Convertible Preferred Stock plus any accrued and unpaid dividends before any payment shall be made or any assets distributed to the holders of the Common Stock or any other Junior Stock. If the assets of the Company are not sufficient to pay in full the Liquidation Preference Amount plus any accrued and unpaid dividends payable to the holders of outstanding shares of the Series J Convertible Preferred Stock and any series of preferred stock or any other class of stock on a parity, as to rights on liquidation, dissolution or winding up, with the Series J Convertible Preferred

Stock, then all of said assets will be distributed among the holders of the Series J Convertible Preferred Stock and the other classes of stock on a parity with the Series J Convertible Preferred Stock, if any, ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The liquidation payment with respect to each outstanding fractional share of Series J Convertible Preferred Stock shall be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of Series J Convertible Preferred Stock. All payments for which this Section 4(a) provides shall be in cash, property (valued at its fair market value as determined by the Company's independent, outside accountant) or a combination thereof; provided, however, that no cash shall be paid to holders of Junior Stock unless each holder of the outstanding shares of Series J Convertible Preferred Stock has been paid in cash the full Liquidation Preference Amount plus any accrued and unpaid dividends to which such holder is entitled as provided herein. After payment of the full Liquidation Preference Amount plus any accrued and unpaid dividends to which each holder is entitled, such, holders of shares of Series J Convertible Preferred Stock will not be entitled to any further participation as such in any distribution of the assets of the Company.

                   (b) A consolidation or merger of the Company with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Company, or the effectuation by the Company of a transaction or series of transactions in which more than 50% of the voting shares of the Company is disposed of or conveyed, shall not be deemed to be a liquidation, dissolution, or winding up within the meaning of this Section 4. In the event of the merger or consolidation of the Company with or into another corporation, the Series J Convertible Preferred Stock shall maintain its relative powers, designations and preferences provided for herein and no merger shall result inconsistent therewith.

                   (c) Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, stating a payment date and the place where the distributable amounts shall be payable, shall be given by mail, postage prepaid, no less than 45 days prior to the payment date stated therein, to the holders of record of the Series J Convertible Preferred Stock at their respective addresses as the same shall appear on the books of the Company.

          5. Conversion. The holder of Series J Convertible Preferred Stock shall have the following conversion rights (the "Conversion Rights"):

                   (a) Right to Convert. At any time on or after the earlier of
(i) ninety (90) days from the Closing Date (as such term is defined in the Securities Purchase Agreement dated as of July 22, 1999 between the Company and the initial holders of the Series J Convertible Preferred Stock (the "Securities Purchase Agreement")) or (ii) the effective date of the Registration Statement (as such term is defined in the Registration Rights Agreement dated as of July 22, 1999 by and among the Company and the initial holders of the Series J Convertible Preferred Stock (the "Registration Rights Agreement"), the holder of any such shares of Series J Convertible Preferred Stock may, at such holder's option, subject to the limitations set forth in Section 7 herein, elect to convert (a "Voluntary Conversion") all or any portion of the shares of Series J Convertible Preferred Stock held by such person into a number of fully paid and nonassessable shares of Common Stock (the "Conversion Rate") equal to the quotient of (i) the Liquidation Preference Amount of the shares of

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Series J Convertible Preferred Stock being converted divided by (ii) the
Conversion Price (as defined in Section 5(d)(iii) below) then in effect as of the date of the delivery by such holder of its notice of election to convert, provided, that if during the period of 120 consecutive days immediately following the Closing Date the Conversion Price is less than 90% of the Five Day Average Share Price (as defined in Section 5(d)(ii))(the "Floor Price"), then the Conversion Rate shall be equal to the quotient of (A) the Liquidation Preference Amount of the shares of Series J Convertible Preferred Stock being converted divided by (B) the Floor Price.

                   (b) Mechanics of Voluntary Conversion. The Voluntary Conversion of Series J Convertible Preferred Stock shall be conducted in the following manner:

                           (i) Holder's Delivery Requirements. To convert Series
J Convertible Preferred Stock into full shares of Common Stock on any date (the "Voluntary Conversion Date"), the holder thereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 5:00 p.m., Pacific Time on such date, a copy of a fully executed notice of conversion in the form attached hereto as Exhibit I (the "Conversion Notice"), to the Company, and (B) surrender to a common carrier for delivery to the Company as soon as practicable following such date, the original certificates representing the shares of Series J Convertible Preferred Stock being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the "Preferred Stock Certificates") and the originally executed Conversion Notice.

                           (ii) Company's Response. Upon receipt by the Company
of a facsimile copy of a Conversion Notice, the Company shall immediately send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder. Upon receipt by the Company of the Preferred Stock Certificates to be converted pursuant to a Conversion Notice, together with the originally executed Conversion Notice, the Company or its designated transfer agent (the "Transfer Agent")(as applicable) shall, on the next business day following the date of receipt by the Company of both (or the second business day following the date of receipt by the Company of both if received after 11:00 a.m. Pacific Time), issue and surrender to a common carrier for overnight delivery to the address as specified in the Conversion Notice; a certificate, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled. If the number of Preferred Shares represented by the Preferred Stock Certificate(s) submitted for conversion is greater than the number of shares of Series J Convertible Preferred Stock being converted, then the Company shall, as soon as practicable and in no event later than three (3) business days after receipt of the Preferred Stock Certificate(s) and at the Company's expense, issue and deliver to the holder a new Preferred Stock Certificate representing the number of shares of Series J Convertible Preferred Stock not converted.

                           (iii) Dispute Resolution. In the case of a dispute as
to the determination of the Average Share Prices (as defined in Section 5(d) below) or the Conversion Price or the arithmetic calculation of the number of shares of Common Stock to be issued upon conversion, the Company shall promptly issue to the holder the number of shares of Common Stock that is not disputed and shall submit the disputed determinations or arithmetic calculations to the holder via facsimile as soon as possible, but in no event later than two (2) business days after receipt of such holder's Conversion Notice. If such holder and the Company are unable to agree upon the determination of the Average Share Prices or the Conversion Price or the arithmetic calculation of the number of shares of Common Stock to be issued upon such conversion within one (1) business day of such disputed determination or arithmetic calculation being submitted to the holder, then the Company shall within one (1) business day submit via facsimile (A) the disputed determination of the Average Share Prices or the Conversion Price to an independent, reputable investment bank or (B) the disputed arithmetic calculation of the number of shares of Common Stock to be issued upon such conversion to its independent, outside accountant. The Company shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the holder of the results no later than seventy-two
(72) hours from the time it receives the disputed determinations or calculations. Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent manifest error. The reasonable expenses of such investment bank or accountant in making such determination shall be paid by the Company, in the event the holder's calculation or determination was correct, or by the holder, in the event the Company's calculation or determination was correct, or equally by the Company and the holder in the event that neither the Company's or the holder's calculation or determination was correct The period of time in which the Company is required to effect conversions or redemptions under this Certificate of Designations shall be tolled with respect to the subject conversion or redemption pending resolution of any dispute by the Company made in good faith and in accordance with this Section 5(b)(iii).

                           (iv) Record Holder. The person or persons entitled to
receive the shares of Common Stock issuable upon a conversion of the Series J Convertible Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

                           (v) Company's Failure to Timely Convert. If within
five (5) business days of the Company's receipt of the Conversion Notice and the Preferred Stock Certificates to be converted and the Conversion Notice (the "Share Delivery Period") the Company shall fail to issue a certificate to a holder for the number of shares of Common Stock to which such holder is entitled upon such holder's conversion of the Series J Convertible Preferred Stock or to issue a new Preferred Stock Certificate representing the number of shares of Series J Convertible Preferred Stock to which such holder is entitled pursuant to Section 5(b)(ii) (a "Conversion Failure"), in addition to all other available remedies which such holder may pursue hereunder and under the Securities Purchase Agreement (including indemnification pursuant to Article thereof), the Company shall pay additional damages to such holder on each business day after such fifth (5th) business day that such conversion is not timely effected in an amount equal 0.5% of the product of (A) the sum of the number of shares of Common Stock not issued to the holder on a timely basis pursuant to Section 5(b)(ii) and to which such holder is entitled and, in the event the Company has failed to deliver a Preferred Stock Certificate to the holder on a timely basis pursuant to Section 5(b)(ii), the number of shares of Common Stock issuable upon conversion of the shares of Series J Convertible Preferred Stock represented by such Preferred Stock Certificate, as of the last possible date which the Company could have issued such Preferred Stock Certificate to such holder without violating Section 5(b)(ii) and (B) the Closing Bid Price (as defined in Section 5(d) below) of the Common Stock on the last possible date which the Company could have issued such Common Stock and such Preferred Stock Certificate, as the case may be, to such holder without violating Section 5(b)(ii). If the Company fails to pay the additional damages set forth in this Section 5(b)(v) within five business days of the date incurred, then such payment shall bear interest at the rate of 2% per month (pro rated for partial months) until such payments are made.

                   (c)     Mandatory Conversion.

                           (i) Each share of Series J Convertible Preferred
Stock outstanding on the Mandatory Conversion Date shall, automatically and without any action on the part of the holder thereof, convert into a number of fully paid and nonassessable shares of Common Stock equal to the quotient of (i) the Liquidation Preference Amount of the shares of Series J Convertible Preferred Stock outstanding on the Mandatory Conversion Date divided by (ii) the Conversion Price in effect on the Mandatory Conversion Date.

                           (ii) As used herein, a "Mandatory Conversion Date"
shall be the date which is three (3) years after the date of issuance of the applicable Preferred Shares (the "Issuance Date"), provided that the Mandatory Conversion Date shall be extended for a period of up to two (2) years for any shares of Series J Convertible Preferred Stock (x) for as long as (A) the conversion of such share of Preferred Stock would violate Section 7, (B) a Triggering Event (as defined in Section 8(d)) shall have occurred and be continuing or (C) any event shall have occurred and be continuing which with the passage of time and the failure to cure would result in a Triggering Event and
(y) pursuant to Section 7(e) of the Registration Rights Agreement, which extension shall be one day for each days In any Blackout Period (as defined in Section 3(n) of the Registration Rights Agreement). The Mandatory Conversion Date and the Voluntary Conversion Date collectively are referred to in this Certificate of Designations as the "Conversion Date."

                           (iii) On the Mandatory Conversion Date, the
outstanding shares of Series J Convertible Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion of any shares of Series J Convertible Preferred Stock unless certificates evidencing such shares of Series J Convertible Preferred Stock are either delivered to the Company or the holder notifies the Company that such certificates have been lost, stolen, or destroyed, and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith. Upon the occurrence of the automatic conversion of the Series J Convertible Preferred Stock pursuant to this Section 5, the holders of the Series J Convertible Preferred Stock shall surrender the Preferred Stock Certificates representing the Series J Convertible Preferred Stock for which the Mandatory Conversion Date has occurred to the Company and the Company shall deliver the shares of Common Stock issuable upon such conversion (in the same manner set forth in Section. 5(b)(ii)) to the holder within thee (3) business days of the holder's delivery of the applicable Preferred Stock Certificates.

                    (d) Conversion Price.

                           (i) The term "Six Day Average Share Price" shall mean
the average of the six (6) lowest Closing Bid Prices of the Company's shares of Common Stock (as reported by

Bloomberg Financial Markets ("Bloomberg")) in the over-the-counter market on the electronic bulletin board for such security (the "OTC Bulletin Board") (or on such other United States stock exchange or public trading market ("Alternative Exchange") on which the shares of the Company trade if, at the time of the conversion, they are not trading in the OTC Bulletin Board), during the twenty
(20) consecutive trading days ending on the trading day immediately preceding the Conversion Date.

                           (ii) The term "Five Day Average Share Price" shall
mean the average of the Closing Bid Prices of the Company's shares of Common Stock in the OTC Bulletin Board as reported by Bloomberg (or on such other Alternative Exchange on which the shares of the Company trade if, at the time of the conversion, they are not trading in the OTC Bulletin Board), during the five
(5) consecutive trading days ending on the trading day immediately preceding the Closing Date. The Six Day Average Share Price and the Five Day Average Share Price collectively referred to herein as the "Average Share Prices".

                           (iii) The term "Conversion Price" shall mean, with
respect to any conversion of Series J Convertible Preferred Stock, the lesser of
(A) 100% of the Five Day Average Share Price (the "Fixed Conversion Price"), or
(II) 100% of the "Floating Conversion Price" where "Floating Conversion Price" shall mean 80% of the Six Day Average Share Price on the Voluntary Conversion Date or Mandatory Conversion Date for such conversion, as applicable.

                           (iv) The term "Closing Bid Price" shall mean, for any
security as of any date, the last closing bid price of such security in the OTC Bulletin Board for such security as reported by Bloomberg, or, if no closing bid price is reported for such security by Bloomberg, the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Bid Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as mutually determined by the Company and the holders of a majority of the outstanding shares of Series J Convertible Preferred Stock. If the Company and the holders of Series J Convertible Preferred Stock are unable to agree upon the fair market value of the Common Stock, then such dispute shall be resolved pursuant to Section 5(b)(iii) above with the term "Closing Bid Price" being substituted for the term "Average Share Prices." (All such determinations to be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period).

                   (e)     Adjustments of Conversion Price.

                           (i) Adjustments for Stock Splits and Combinations. If
the Company shall at any time or from time to time after the Issuance Date, effect a stock split of the outstanding Common Stock, the applicable Fixed Conversion Price in effect immediately prior to the stock split shall be proportionately decreased. If the Company shall at any time or from time to time after the Issuance Date, combine the outstanding shares of Common Stock, the applicable Fixed Conversion Price in effect immediately prior to the combination shall be proportionately increased. Any adjustments under this Section 5(e)(i) shall be effective at the close of business on the date the stock split or combination occurs.

                           (ii) Adjustments for Certain Dividends an
Distributions. If the Company shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the applicable Fixed Conversion Price in effect immediately prior to such event shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying, as applicable, the applicable Fixed Conversion Price then in effect by a fraction:

                           (A) the numerator of which shall be the total number
of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

                           (B) the denominator of which shall be the total
number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

                           (iii) Adjustment for Other Dividends and
Distributions. If the Company shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in other than shares of Common Stock, then, and in each event, an appropriate revision to the applicable Fixed Conversion Price shall be made and provision, shall be made (by adjustments of the Conversion Price or otherwise) so that the holders of Series J Convertible Preferred Stock shall receive upon conversions thereof, in addition to the number of shares of Common Stock receivable thereon, the number of securities of the Company which they would have received had their Series J Convertible Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities (together with any distributions payable thereon during such period), giving application to all adjustments called for during such period under this
Section 5(e)(iii) with respect to the rights of the holders of the Series J Convertible Preferred Stock.

                           (iv) Adjustments for Reclassification, Exchange or
Substitution. If the Common Stock issuable upon conversion of the Series Convertible Preferred Stock at any time or from time to time after the Issuance Date shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Sections 5(e)(i), (ii) and (iii), or a reorganization, merger, consolidation, or sale of assets provided for in Section 5(e)(v)), then, and in each event, an appropriate revision to the Fixed Conversion Price shall be made and provisions shall be made (by adjustments of the Conversion Price or otherwise) so that the holder of each share of Series J Convertible Preferred Stock shall have the right thereafter to convert such share of Series J Convertible Preferred Stock into the kind and amount of shares of stock and other securities receivable upon reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which such share of Series J Convertible Preferred Stock might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

                           (v) Adjustments for Reorganization, Merger,
Consolidation or Sales of Assets. If at any time or from time to time after the Issuance Date there shall be a capital reorganization of the Company (other than by way of a stock split or combination of shares or stock dividends or distributions provided for in Section 5(e)(i), (ii) and (iii), or a reclassification, exchange or substitution of shares provided for in Section 5(e)(iv)), or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company's properties or assets to any other person (an "Organic Change"), then as a part of such Organic Change an appropriate revision to the Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the holder of each share of Series J Convertible Preferred Stock shall have the right thereafter to convert such share of Series J Convertible Preferred Stock into the kind and amount of shares of stock and other securities or property of the Company or any successor corporation resulting from Organic Change. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5(e)(v) with respect to the rights of the holders of the Series J Convertible Preferred Stock after the Organic Change to the end that the provisions of this Section 5(e)(v) (including any adjustment in the applicable Conversion Price then in effect and the number of shares of stock or other securities deliverable upon conversion of the Series J Convertible Preferred Stock) shall be applied after that event in as nearly an equivalent manner as may be practicable.

                           (vi) Consideration for Stock. In case any shares of
Common Stock or any securities convertible into or exchangeable for, directly or indirectly, Common Stock ("Convertible Securities"), other than the Series J Convertible Preferred Stock, or any rights or warrants or options to purchase any such Common Stock or Convertible Securities, shall be issued or sold:

                           (A) in connection with any merger or consolidation in
which the Company is the surviving corporation (other than any consolidation or merger in which the previously outstanding shares of Common Stock of the Company shall be changed to or exchanged for the stock or other securities of another corporation), the amount of consideration therefore shall be, deemed to be the fair value, as determined reasonably and in good faith by the Board of Directors of the Company, of such portion of the assets and business of the nonsurviving corporation as such Board may determine to be attributable to such shares of Common Stock, Convertible Securities, rights or warrants or options, as the case may be; or

                           (B) in the event of any consolidation or merger of
the Company in which the Company is not the surviving corporation or in which the previously outstanding shares of Common Stock of the Company shall be changed into or exchanged for the stock or other securities of another corporation, or in the event of any sale of all or substantially all of the assets of the Company for stock or other securities of any corporation, the Company shall be deemed to have issued a number of shares of its Common Stock for stock or securities or other property of the other corporation computed on the basis of the actual exchange ratio on which the transaction was predicated, and for a consideration equal to the fair market value on the date of such transaction of all such stock or securities or other property of the other corporation. If any such calculation results in adjustment of the applicable Fixed Conversion Price, or the number of shares of Common Stock issuable upon conversion of the Series J Convertible Preferred Stock, the determination of the applicable Fixed Conversion Price or the number of shares of Common Stock issuable upon conversion of the Series J Convertible Preferred Stock immediately prior to such merger, consolidation or sale, shall be made after giving effect to such adjustment of the number of shares of Common Stock issuable upon conversion of the Series J Convertible Preferred Stock.

                           (vii) Record Date. In case the Company shall take
record of the holders of its Common Stock or any other Preferred Stock for the purpose of entitling them to subscribe for or purchase Common Stock or Convertible Securities, then the date of the issue or sale of the shares of Common Stock shall be deemed to be such record date.

                           (viii) Certain Issues Excepted. Anything herein to
the contrary notwithstanding, the Company shall not be required to make any adjustment of the number of shares of Common Stock issuable upon conversion of the Series J Convertible Preferred Stock upon the grant after the Issuance Date of, or the exercise after the Issuance Date of, options or warrants or rights to purchase stock under the Company's stock option plan.

                   (D No Impairment. The Company shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith, assist in the carrying out of all the provisions of this
Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series J Convertible Preferred Stock against impairment.

                   (g) Certificates as to Adjustments. Upon occurrence of each adjustment or readjustment of the Fixed Conversion Price or number of shares of Common Stock issuable upon conversion of the Series J Convertible Preferred Stock pursuant to this Section 5, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such Series J Convertible Preferred Stock a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon written request of the holder of such affected Series J Convertible Preferred Stock, at any time, furnish or cause to be furnished to such holder a like certificate setting forth such adjustments and readjustments, the applicable Fixed Conversion Price in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of a share of such Series J Convertible Preferred Stock. Notwithstanding the foregoing, the Company shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent of such adjusted amount.

                   (h) Issue Taxes. The Company shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series J Convertible Preferred Stock pursuant thereto; provided however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

                   (i) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or three (3) business days following being mailed by certified or registered mail, postage prepaid, return-receipt requested, addressed to the holder of record at its address appearing on the books of the Company. The Company will give written notice to each holder of Series J Convertible Preferred Stock at least twenty (20) days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock, or (III) for determining rights to vote with respect to any Organic Change, dissolution, liquidation or winding-up and in no event shall such notice be provided to such holder prior to such information being made known to the public. The Company will also give written notice to each holder of Series J Convertible Preferred Stock at least twenty (20) days prior to the date on which any Organic Change, dissolution, liquidation or winding-up will take place and in no event shall such notice be provided to such holder prior to such information being made known to the public.

                   (j) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series J Convertible Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to the product of such fraction multiplied by the average of the Closing Bid Prices of the Common Stock for the five consecutive trading days immediately preceding on the Voluntary Conversion Date or Mandatory Conversion Date, as applicable.

                   (k) Reservation of Common Stock. The Company shall, so long as any shares of Series J Convertible Preferred Stock are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series J Convertible Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series J Convertible Preferred Stock then outstanding; provided that the number of shares of Common Stock so reserved shall at no time be less than 200% of the number of shares of Common Stock for which the shares of Series J Convertible Preferred Stock are at any time convertible. The initial number of shares of Common Stock reserved for conversions of the Series J Convertible Preferred Stock and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Series J Convertible Preferred Stock based on the number of shares of Series J Convertible Preferred Stock held by each holder at the time of issuance of the Series J Convertible Preferred Stock or increase in the number of reserved shares, as the case may be. In the event a holder shall sell or otherwise transfer any of such holder's shares of Series J Convertible Preferred Stock, each, transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor. Any shares of Common. Stock reserved and which remain allocated to any person or entity which does not hold any shares of Series J Convertible Preferred Stock shall be allocated to the remaining holders of Series J Convertible Preferred Stock, pro rata based on the number of shares of Series J Convertible Preferred Stock then held by such holder. The Company shall, from time to time in accordance with the Delaware General Corporation Law, as amended, increase the authorized number of shares of

Common Stock if at any time the unissued number of authorized shares shall not be sufficient to satisfy the Company's obligations under this Section 5(k).

                   (l) Retirement of Series J Convertible Preferred Stock. Conversion of Series J Convertible Preferred Stock shall be deemed to have been effected on the applicable Voluntary Conversion Date or Mandatory Conversion Date, and such date is referred to herein as the "Conversion Date". Upon conversion of only a portion of the number of shares of Series J Convertible Preferred Stock represented by a certificate surrendered for conversion, the Company shall issue and deliver to such holder at the expense of the Company, a new certificate covering the number of shares of Series J Convertible Preferred Stock representing the unconverted portion of the certificate so surrendered as required by Section 5(b)(ii).

                   (m) Regulatory Compliance. If any shares of Common Stock to be reserved for the purpose of conversion of Series J Convertible Preferred Stock require registration or listing with or approval of any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Company shall, at its sole cost and expense, in good faith and as expeditiously as possible, endeavor to secure such registration, listing or approval, as the case may be.

          6. No Preemptive Rights. Except as provided in Section 5 hereof and in the Securities Purchase Agreement, no holder of the Series J Convertible Preferred Stock shall be entitled to rights to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereinafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class, but all such new or additional shares of any class, or any bond, debentures or other evidences of indebtedness convertible into or exchangeable for shares, may be issued and disposed of by the Board of Directors on such terms and for such consideration (to the extent permitted by law), and to such person or persons as the Board of Directors in their absolute discretion may deem advisable.

          7. Conversion Restrictions. Notwithstanding anything to the contrary set forth in Section 5 of this Certificate of Designations, in no event shall any holder be entitled to convert Series J Preferred Stock in excess of that number of shares of Series J Convertible Preferred Stock which, upon giving effect to such conversion, would cause the aggregate number of shares of Common Stock beneficially owned by the holder and its affiliates to exceed 4.99% of the outstanding shares of the Common Stock following such conversion. For purposes of the foregoing proviso, the aggregate number of shares of Common Stock beneficially owned by the holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the shares of Series J Convertible Preferred Stock with respect to which the determination of such proviso is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) conversion of the remaining, nonconverted shares of Series J Convertible Preferred Stock beneficially owned by the holder and its affiliates, and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including without limitation, any warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the holder and its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 7, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended.

         8.        Redemption.

                   (a) Redemption Option Upon Major Transaction. In addition to all other rights of the holders of Series J Convertible Preferred Stock contained herein, simultaneous with the occurrence of a Major Transaction (as defined below), each bolder of Series J Convertible Preferred Stock shall have the right, at such holder's option, to require the Company to redeem all or a portion of such holder's shares of Series J Convertible Preferred Stock at a price per share of Series J Convertible Preferred Stock equal to the greater of
(i) 125% of the Liquidation Preference Amount and (ii) the product of(A) the Conversion Rate and (B) the Closing Bid Price of the Common Stock on the trading date immediately preceding such Major Transaction ("Major Transaction Redemption Price"), provided, that the Major Transaction Redemption Price shall be paid by the Company as follows: (x) an amount equal to 125% of the Liquidation Preference Amount shall be paid in cash and (y) the balance, if any, shall be paid in shares of Common Stock or cash, at the Company's election.

                   (b) Redemption Option Upon Triggering Event. In addition to all other rights of the holders of Series J Convertible Preferred Stock contained herein, after a Triggering Event (as defined below), each holder of Series J Convertible Preferred Stock shall have the right, at such holder's option, to require the Company to redeem all or a portion of such holder's shares of Series J Convertible Preferred Stock at a price per share of Series J Convertible Preferred Stock equal to the greater of (i) 125% of the Liquidation Preference Amount and (ii) the product of (A) the Conversion Rate (as defined in Section 5(a)) at such time and (B) the Closing Bid Price of the Common Stock calculated as of the date immediately preceding such Triggering Event on which the exchange or market on which the Common Stock is traded is open ("Triggering Event Redemption Price" and, collectively with "Major Transaction Redemption Price," the "Redemption Price"), provided that the Triggering Event Redemption Price shall be paid by the Company as follows; (x) an amount equal to 125% of the Liquidation Preference Amount shall be paid in cash and (y) the balance, if any, shall be paid in shares of Common Stock or cash, at the Company's election.

                   (c) "Major Transaction". A "Major Transaction" shall be deemed to have occurred at such time as any of the following events:

                           (i) the consolidation, merger or other business
combination of the Company with or into another Person (other than (A) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company or (B) a consolidation, merger or other business combination in which holders of the Company's voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities).

                           (ii) the sale or transfer of all or substantially all
of the Company's assets; or

                           (iii) consummation of a purchase, tender or exchange
offer made to the holders of more than 30% of the outstanding shares of Common Stock.

                           (d) "Triggering Event". A "Triggering Event" shall be
deemed to have occurred at such time as any of the following events:

                           (i) the failure of the Registration Statement to be
declared effective by the SEC on or prior to the date which is 150 days after the Closing Date;

                           (ii) while the Registration Statement is required to
be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to the holder of the Series J Convertible Preferred Stock for sale of the Registrable Securities (as defined in the Registration Rights Agreement) in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of ten consecutive trading days, provided that the cause of such lapse or unavailability is not due to factors solely within the control, of such holder of Series J Convertible Preferred Stock;

                           (iii) the suspension from listing or the failure of
the Common Stock to be listed on the OTC Bulletin Board, the Nasdaq SmallCap Market, the Nasdaq National Market, The New York Stock Exchange, Inc. or The American Stock Exchange, Inc., as applicable, for a period of five consecutive days;

                           (iv) the Company's notice to any holder of Series J
Convertible Preferred Stock including by way of public announcement, at any time, of its inability to comply (including for any of the reasons described in Section 9) or its intention not to comply with proper requests for conversion of any Series J Convertible Preferred Stock into shares of Common Stock;

                           (v) the Company's failure to comply with a Conversion
Notice tendered in accordance with the provisions of this Certificate of Designations within 10 business days after the receipt by the Company of the Conversion Notice and the Preferred Stock Certificates; or

                           (vi) the Company breaches any representation,
warranty, covenant or other term or condition of the Securities Purchase Agreement, the Registration Rights Agreement, this Certificate of Designations or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated thereby or hereby, except to the extent that such breach would not have a Material Adverse Effect (as defined in Section 2.1(e) of the Securities Purchase Agreement) and except, in the case of a breach of a covenant which is curable, only if such breach continues for a period of a least ten days.

                   (e) Mechanics of Redemption at Option of Buyer Upon Major Transaction. No sooner than 15 days nor later than 10 days prior to the consummation of a Major Transaction, but not prior to the public announcement of such Major Transaction, the Company shall deliver written notice thereof via facsimile and overnight courier ("Notice of Major Transaction") to each holder of Series J Convertible Preferred Stock. At any time after receipt of a Notice of Major Transaction (or, in the event a Notice of Major Transaction is not delivered at least 10 days prior to a Major Transaction, at any time within 10 days prior to a Major Transaction), any holder of Series J Convertible Preferred Stock then outstanding may require the Company to redeem, effective immediately prior to the consummation of such Major Transaction, all of the holder's Series J Convertible Preferred Stock then outstanding by delivering written notice thereof via facsimile and overnight courier ("Notice of Redemption at Option of Buyer Upon Major Transaction") to the Company, which Notice of Redemption at Option of Buyer Upon Major Transaction shall indicate (i) the number of shares of Series J Convertible Preferred Stock that such holder is electing to redeem and (ii) the applicable Major Transaction Redemption Price, as calculated pursuant to Section 8(a) above.

                   (f) Mechanics of Redemption at Option of Buyer Upon Triggering Event. Within one (1) day after the occurrence of a Triggering Event, the Company shall deliver written notice thereof via facsimile and overnight courier ("Notice of Triggering Event") to each holder of Series J Convertible Preferred Stock. At any time after the earlier of a holder's receipt of a Notice of Triggering Event and such holder becoming aware of a Triggering Event, any holder of Series J Convertible Preferred Stock then outstanding may require the Company to redeem all of the Series J Convertible Preferred Stock by delivering written notice thereof via facsimile and overnight courier ("Notice of Redemption at Option of Buyer Upon Triggering Event") to the Company, which Notice of Redemption at Option of Buyer Upon Triggering Event shall indicate (i) the number of shares of Series J Convertible Preferred Stock that such holder is electing to redeem and (ii) the applicable Triggering Event Redemption Price, as calculated pursuant to Section 8(b) above.

                   (g) Payment of Redemption Price. Upon. the Company's receipt of a Notice(s) of Redemption at Option of Buyer Upon Triggering Event or a Notice(s) of Redemption at Option of Buyer Upon Major Transaction from any holder of Series J Convertible Preferred Stock, the Company shall immediately notify each holder of Series J Convertible Preferred Stock by facsimile of the Company's receipt of such Notice(s) of Redemption at Option of Buyer Upon Triggering Event or Notice(s) of Redemption at Option of Buyer Upon Major Transaction and each holder which has sent such a notice shall promptly submit to the Company such holder's Preferred Stock Certificates which such holder has elected to have redeemed. The Company shall deliver the applicable Triggering Event Redemption Price, in the case of a redemption pursuant to Section 8(f), to such holder within five (5) business days after the Company's receipt of a Notice of Redemption at Option of Buyer Upon Triggering Event and, in the case of a redemption pursuant to Section 8(e), the Company shall deliver the applicable Major Transaction Redemption Price immediately prior to the consummation of the Major Transaction; provided that a holder's Preferred Stock Certificates shall have been so delivered to the Company; provided however that if the Company is unable to redeem all of the Series J Convertible Preferred Stock to be redeemed, the Company shall redeem an amount from each holder of Series J Convertible Preferred Stock being redeemed equal to such holder's pro-rata amount (based on the number of shares of Series J Convertible Preferred Stock held by such holder relative to the number of shares of Series J Convertible Preferred Stock outstanding) of all Series J Convertible Preferred Stock being redeemed. If the Company shall fail to redeem all of the Series J Convertible Preferred Stock submitted for redemption (other than pursuant to a dispute as to the arithmetic calculation of the Redemption Price), in addition to any remedy such holder of Series J Convertible Preferred Stock may have under this Certificate of Designations and the Securities

Purchase Agreement, the applicable Redemption Price payable in respect of such unredeemed Series J Convertible Preferred Stock shall bear interest at the rate of 2.0% per month (prorated for partial months) until paid in full. Until the Company pays such unpaid applicable Redemption Price in full to a holder of shares of Series J Convertible Preferred Stock submitted for redemption, such bolder shall have the option (the "Void Optional Redemption Option") to, in lieu of redemption, require the Company to promptly return to such holder(s) all of the shares of Series J Convertible Preferred Stock that were submitted for redemption by such holder(s) under this Section 8 and for which the applicable Redemption Price has not been paid, by sending written notice thereof to the Company via facsimile (the "Void Optional Redemption Notice"). Upon the Company's receipt of such Void Optional Redemption Notice(s) and prior to payment of the full applicable Redemption Price to such holder, (i) the Notice(s) of Redemption at Option of Buyer Upon Triggering Event or the Notice(s) of Redemption at Option of Buyer Upon Major Transaction, as the case may be, shall be null and void with respect to those shares of Series J Convertible Preferred Stock submitted for redemption and for which the applicable Redemption Price has not been paid, (ii) the Company shall immediately return any Series J Convertible Preferred Stock submitted to the Company by each holder for redemption under this Section 8(g) and for which the applicable Redemption Price has not been paid and (iii) the Fixed Conversion Price of such returned shares of Series J Convertible Preferred Stock shall be adjusted to the lesser of(A) the Fixed Conversion Price as in effect on the date on which the Void Optional Redemption Notice(s) is delivered to the Company and
(B) the lowest Closing Bid Price during the period beginning on the date on which the Notice(s) of Redemption of Option of Buyer Upon Major Transaction or the Notice(s) of Redemption at Option of Buyer Upon Triggering event, as the case may be, is delivered to the Company and ending on the date on which the Void Optional Redemption Notice(s) is delivered to the Company; provided that no adjustment shall be made if such adjustment would result in an increase of the Fixed Conversion Price then in effect. Notwithstanding the foregoing, in the event of a dispute as to the determination of the Closing Bid Price or the arithmetic calculation of the Redemption Price, such dispute shall be resolved pursuant to Section 5(b)(iii) above with the term "Closing Bid Price" being substituted for the term "Average Share Prices" and the tern "Redemption Price" being substituted for the term "Conversion Price". A holder's delivery of a Void Optional Redemption Notice and exercise of its rights following such notice shall not effect the Company's obligations to make any payments which have accrued prior to the date of such notice. Payments provided for in this Section 8 shall have priority to payments to other stockholders in connection with a Major Transaction.

                   (h) Company's Redemption Option. The Company may redeem all or a portion of the Series J Convertible Preferred Stock outstanding upon thirty
(30) days prior written notice (the "Company's Redemption Notice") at a price per share of Series J Convertible Preferred Stock equal to 120% of the Liquidation Preference Amount, plus any accrued but unpaid dividends (the "Company's Redemption Price"); provided, that if a holder has delivered a Conversion Notice to the Company or delivers a Conversion Notice within thirty
(30) days of receipt of the Company's Redemption Notice, the shares of Series J Convertible Preferred Stock designated to be converted may not be redeemed by the Company; provided further that if during the period between delivery of the Company's Redemption Notice and the Redemption Date a holder shall become entitled to deliver a Notice of Redemption at Option of Buyer Upon Major Transaction or Notice of Redemption at Option of Buyer upon Triggering Event, then the right of such holder shall take precedence over the previously delivered Company Redemption Notice. The Company's Redemption Notice shall state the date of redemption which date shall be the thirty-first (31st) day after the Company has delivered the Company's Redemption Notice (the "Redemption Date"), the Company's Redemption Price and the number of shares to be redeemed by the Company. The Company shall deliver the Company's Redemption Price to the Escrow Agent (as defined in the Purchase Agreement) within five (5) business days after the Company has delivered the Company's Redemption Notice, provided that if the holder(s) delivers a Conversion Notice before the Redemption Date, then the portion of the Redemption Price which would be paid to redeem the shares of Series J Convertible Preferred Stock covered by such Conversion Notice shall be returned to the Company upon delivery of the Common Stock issuable in connection with such Conversion Notice to the bolder(s). On the Redemption Date, the Escrow Agent shall pay the Company's Redemption Price, subject to any adjustment pursuant to the immediately preceding sentence, to the holder(s) on a pro rata basis, provided, however, that upon receipt by the Escrow Agent of the Preferred Stock Certificates to be redeemed pursuant to this Section 8(h), the Escrow Agent shall, on the next business day following the date of receipt by the Escrow Agent of such Preferred Stock Certificates, pay the Company's Redemption Price to the holder(s) on a pro rata basis. If the Company fails to pay the Redemption Price by the fifth (5th) business day after the Company has delivered the Company's Redemption Notice, the redemption will be declared null and void and the Company shall lose its right to serve a Company's Redemption Notice in the future.

          9.      Inability to Fully Convert.

                  (a) Holder's Option if Company Cannot Fully Convert. If, upon the Company's receipt of a Conversion Notice or on the Mandatory Conversion Date, the Company cannot issue shares of Common Stock registered for resale under the Registration Statement for any reason, including, without limitation, because the Company (x) does not have a sufficient number of shares of Common Stock authorized and available, (y) is otherwise prohibited by applicable law or by the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Company or its Securities from issuing all of the Common Stock which is to be issued to a holder of Series J Convertible Preferred Stock pursuant to a Conversion Notice or (z) fails to have a sufficient number of shares of Common Stock registered for resale under the Registration Statement, then the Company shall issue as many shares of Common Stock as it is able to issue in accordance with such holder's Conversion Notice and pursuant to Section 5(b)(ii) above and, with respect to the unconverted Series J Convertible Preferred Stock, the holder, solely at such holder's option, can elect, within five (5) business days after receipt of notice from the Company thereof to:

                           (i) require the Company to redeem from such holder
those Series J Convertible Preferred Stock for which the Company is unable to issue Common Stock in accordance with such holder's Conversion Notice ("Mandatory Redemption") at a price per share equal to the Triggering Event Redemption Price as of such Conversion Date (the "Mandatory Redemption Price");

                           (ii) if the Company's inability to fully convert
Series J Convertible Preferred Stock is pursuant to Section 9(a)(z) above, require the Company to issue restricted shares of Common Stock in accordance with such holder's Conversion Notice and pursuant to Section 5(b)(ii) above;

                           (iii) void its Conversion Notice and retain or have
returned, as the case may be, the shares of Series J Convertible Preferred Stock that were to be converted pursuant to such holder's Conversion Notice (provided that a holder's voiding its Conversion Notice shall not effect the Company's obligations to make any payments which have accrued prior to the date of such notice).

                  (b) Mechanics of Fulfilling Holder's Election. The Company shall immediately send via facsimile to a holder of Series J Convertible Preferred Stock, upon receipt of a facsimile copy of a Conversion Notice from such holder which cannot be fully satisfied as described in Section 9(a) above, a notice of the Company's inability to fully satisfy such holder's Conversion Notice (the "Inability to Fully Convert Notice"). Such Inability to Fully Convert Notice shall indicate (i) the reason why the Company is unable to fully satisfy, such holder's Conversion Notice, (ii) the number of Series J Convertible Preferred Stock which cannot be converted and (iii) the applicable Mandatory Redemption Price. Such holder shall notify the Company of its election pursuant to Section 9(a) above by delivering written notice via facsimile to the Company ("Notice in Response to Inability to Convert").

                  (c) Payment of Redemption Price. If such holder shall elect to have its shares redeemed pursuant to Section 9(a)(i) above, the Company shall pay the Mandatory Redemption Price in cash to such holder within thirty (30) days of the Company's receipt of the holder's Notice in Response to Inability to Convert, provided that prior to the Company's receipt of the holder's Notice in Response to Inability to Convert the Company has not delivered a notice to such holder stating, to the satisfaction of the holder, that the event or condition resulting in the Mandatory Redemption has been cured and all Conversion Shares issuable to such holder can and will be delivered to the holder in accordance with the terms of Section 2(g). If the Company shall fail to pay the applicable Mandatory Redemption Price to such holder on a timely basis as described in this
Section 9(c) (other than pursuant to a dispute as to the determination of the arithmetic calculation of the Redemption Price), in addition to any remedy such holder of Series J Convertible Preferred Stock may have under this Certificate of Designation and the Securities Purchase Agreement, such unpaid amount shall bear interest at the rate of 2.0% per month (prorated for partial months) until paid in full. Until the full Mandatory Redemption Price is paid in full to such holder, such holder may (i) void the Mandatory Redemption with respect to those Series J Convertible Preferred Stock for which the full Mandatory Redemption Price has not been paid, (ii) receive back such Series J Convertible Preferred Stock, and (iii) require that the Fixed Conversion Price of such returned Series J Convertible Preferred Stock be adjusted to the lesser of (A) the Fixed Conversion Price as in effect on the date on which the holder voided the Mandatory Redemption and (B) the lowest Closing Bid Price during the period beginning on the Conversion Date and ending on the date the holder voided the Mandatory Redemption. Notwithstanding the foregoing, if the Company fails to pay the applicable Mandatory Redemption Price within such thirty (30) days time period due to a dispute as to the determination of the arithmetic calculation of the Redemption Rate, such dispute shall be resolved pursuant to Section 5(b)(iii) above with the term "Redemption Price" being substituted for the tern "Conversion Price".

                  (d) Pro-rata Conversion and Redemption. In the event the Company receives a Conversion Notice from more than one holder of Series J Convertible Preferred Stock on the same day and the Company can convert and redeem some, but not all, of the Series J Convertible Preferred Stock pursuant to this Section 9, the Company shall convert and redeem from each holder of Series J Convertible Preferred Stock electing to have Series J Convertible Preferred Stock converted and redeemed at such time an amount equal to such holder's pro-rata amount (based on the number shares of Series J Convertible Preferred Stock held by such holder relative to the number shares of Series J Convertible Preferred Stock outstanding) of all shares of Series J Convertible Preferred Stock being converted and redeemed at such time.

          10. Vote to Change the Terms of or Issue Preferred Stock. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the holders of not less than three-fourths (3/4) of the then outstanding shares of Series J Convertible Preferred Stock, shall be required (a) for any change to this Certificate of Designations or the Company's Certificate of Incorporation which would amend, alter, change or repeal any of the powers, designations; preferences and rights of the Series J Convertible Preferred Stock or (b) for the issuance of shares of Series J Convertible Preferred Stock other than pursuant to the Securities Purchase Agreement.

          11. Lost or Stolen Certificates. Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the shares of Series J Convertible Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Company and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however the Company shall not be obligated to re-issue Preferred Stock Certificates if the holder contemporaneously requests the Company to convert such shares of Series J Convertible Preferred Stock into Common Stock.

          12. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designations. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Series J Convertible Preferred Stock and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holders of the Series J Convertible Preferred Stock shall be entitled, in addition, to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

          13. Specific Shall Not Limit General; Construction. No specific provision contained in this Certificate of Designations shall limit or modify any more general provision contained herein.

This Certificate of Designations shall be deemed to be jointly drafted by the Company and all initial purchasers of the Series J Convertible Preferred Stock and shall not be construed against any person as the drafter hereof.

         14. Failure or Indulgence Not Waiver. No failure or delay on the part of a holder of Series J Convertible Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

         IN WITNESS WHEREOF, the undersigned has executed and subscribed this Certificate and does affirm the foregoing as true this 23rd day of July, 1999.


                               ESYNCH CORPORATION



                              By: Thomas Hemingway
                              Name:    Thomas Hemingway
                              Title:   Chief Executive Officer

                                                                       Exhibit I

                               ESYNCH CORPORATION
                                CONVERSION NOTICE

Reference is made to the Certificate of Designation of the Relative Rights and Preferences of the Series J Convertible Preferred Stock of eSynch Corporation (the "Certificate of Designations"). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series J Convertible Preferred Stock, par value $.001 per share (the "Preferred Shares"), of eSynch Corporation, a Delaware corporation (the "Company"), indicated below into shares of Common Stock, par value $.001 per share (the "Common Stock"), of the Company, by tendering the stock certificate(s) representing the share(s) of Preferred Shares specified below as of the date specified below._

         Date of Conversion:  _________________________________________________

         Number of Preferred Shares to be converted:  _________________________

         Stock certificate no(s). of Preferred Shares to be converted: ________

         The Common Stock have been sold pursuant to the Registration Statement (as defined in the Registration
         Rights Agreement): YES ____        NO____

Please confirm the following information:

         Conversion Price: ____________________________________________________

         Number of shares of Common Stock to be issued:________________________

Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Company in the following name and to the following address:

         Issue to:                         ____________________________________

                                           ____________________________________


         Facsimile Number:                 ____________________________________

         Authorization:                    ____________________________________

                                           By: ________________________________
                                           Title: _____________________________


          Dated:


                                 PRICES ATTACHED